Exhibit 99.1

VAALCO SUCCESSFULLY COMPLETES TWO ETAME FIELD WELL WORKOVERS

HOUSTON – November 1, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that it has completed the two previously-announced workovers at the Etame field offshore Gabon and added a total of approximately 1,050 gross barrels of crude oil per day (“BOPD”), (540 net BOPD to VAALCO).

Highlights Include:

•

Utilized VAALCO’s mobile hydraulic workover unit, which was purchased in early 2021, to rapidly mobilize and replace electrical submersible pump (“ESP”) units cheaper and more efficiently compared to using a drilling rig;

•	Completed the workover of EEBOM-2H well to replace and upgrade the longest producing ESP unit at Etame;
o	Increased production from about 500 gross BOPD (255 BOPD net) prior to the workover to approximately 1,400 gross BOPD (715 BOPD net) in mid-October;
•	Replaced both upper and lower ESP units and reconfigured the ESP design at ET-12H well;
o	Production restored to 1,800 gross BOPD (920 BOPD net) in late-October, an increase of approximately 150 gross BOPD (80 BOPD net) compared to the average rate prior to the workover.

George Maxwell, VAALCO’s Chief Executive Officer, commented, “We are pleased with the results from these workovers, in particular, the 1,050 gross BOPD of additional production.  We purchased the mobile hydraulic workover unit earlier this year to allow us to quickly and efficiently react to ESP failures and to proactively prevent ESP failures as we deemed necessary. This allows us to maximize production and even incrementally increase production, which is particularly attractive in the current price environment. We will continue to efficiently operate at Etame which generates strong cash flow to fund our accretive strategic initiatives.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 123 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.